Exhibit 99.1


             Station Casinos Announces Record First Quarter Results

    LAS VEGAS--(BUSINESS WIRE)--April 20, 2004--Station Casinos, Inc. (NYSE: STN - News; "Station" or the "Company") today announced the results of its operations for the first quarter ended March 31, 2004.

    Highlights for the quarter include:

    -- Adjusted for non-recurring items, diluted earnings of $0.51 per share compared to $0.23 in the prior year's quarter, a 122% increase.

    -- EBITDA (1) of $94.1 million, an increase of 42% over the prior year's quarter.

    -- Same-store revenues from the Las Vegas operations increased 11% over the prior year's quarter, while same-store EBITDA margins for those operations increased to 37.9% from 35.8% in the prior year's quarter. Excluding Green Valley Ranch Station, revenues from the Major Las Vegas Operations increased 9%, while EBITDA margins increased to 36.7% from 34.7% in the prior year's quarter.

    -- Same-store EBITDA from the Las Vegas operations increased 17% over the prior year's quarter. Excluding Green Valley Ranch Station, EBITDA from the Major Las Vegas Operations increased 16% over the prior year's quarter.

    -- Refinancing of substantially all outstanding debt and thereby reducing its weighted average pre-tax cost of debt to 6.0%. In addition, the Company expanded the amount available under its credit facility to $500 million from $365 million.

    -- Declaring a 40% increase in its quarterly cash dividend, with the next quarterly dividend of $0.175 per share payable on June 4, 2004.

    -- Announcing development and management agreements with the North Fork Rancheria of Mono Indians, pursuant to which the Company will assist that Tribe in developing and operating a gaming and entertainment complex to be located in Madera County, California.

    --  Construction began on Red Rock Station in Las Vegas, Nevada.

    Results of Operations

    The Company's net revenues for the first quarter ended March 31, 2004 were approximately $239.0 million, an increase of 20% compared to the prior year's quarter. The Company reported EBITDA for the quarter of $94.1 million, an increase of 42% compared to the prior year's quarter. During the quarter, Adjusted Earnings (2) applicable to common stock were $33.5 million, or $0.51 per share, an increase of 122% over the prior year's $0.23 per share on a comparable basis.
    For the quarter ended March 31, 2004, the Company reported earnings from its Green Valley Ranch Station joint venture of $7.7 million, which represents a combination of Station's management fee plus 50% of Green Valley Ranch Station's operating income. Green Valley Ranch Station generated EBITDA before management fees of $17.7 million, an increase of 25% compared to the prior year's quarter.
    The non-recurring item for this quarter was a loss on the early retirement of debt of $93.3 million. In addition, the Company incurred $2.0 million in costs to develop new gaming opportunities, primarily in Native American gaming. The Company also made $2.0 million of non-reimbursable milestone payments related to the Gun Lake project in Michigan. Including these items, the Company reported net loss of $29.8 million and loss applicable to common stock of $0.48 per share.

    Las Vegas Market Results

    Same-store (Major Las Vegas Operations and Green Valley Ranch Station) net revenues for the quarter increased to $250.5 million, an 11% increase compared to the prior year's quarter, while EBITDA from those operations increased 17% to $95.0 million. "A combination of a strong local economy, our Jumbo suite of products and continued population growth helped drive revenues and contributed to margin expansion for the quarter," stated Glenn C. Christenson, executive vice president and chief financial officer. Same-store EBITDA margins increased to 37.9% compared to 35.8% during the first quarter of last year.
    EBITDA and Adjusted Earnings are not generally accepted accounting principles ("GAAP") measurements and are presented solely as a supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. EBITDA and Adjusted Earnings are further defined in footnotes 1 and 2, respectively.

    Red Rock Station

    The Company recently started construction of Red Rock Station Resort and Casino in the Summerlin master-planned community in Las Vegas, Nevada. The initial phase of the resort is expected to include 60 table games and 2,700 slot machines. The resort is also expected to include 400 hotel rooms, 45,000 square feet of meeting space, 16 movie theaters, a 20,000 square foot spa, several restaurants and a nightclub. The cost of the resort is expected to be approximately $450 million to $475 million. Red Rock Station is expected to be completed in late 2005 or early 2006. "As a result of the recent refinancings, our incremental borrowing rate for the construction of Red Rock Station will be approximately 3%. Based on our projections and on current interest rates, Red Rock Station is expected to be accretive to our earnings per share by $0.20 to $0.25 in its first full year of operations, growing to $0.39 to $0.44 in the third year," stated Christenson.

    Balance Sheet Items and Capital Expenditures

    During the first quarter, the Company refinanced substantially all of its senior and senior subordinated notes. The Company issued $1.25 billion in new senior and senior subordinated notes that will mature at various dates between 2012 and 2016. "The refinancing accomplished a number of things - we lowered our pre-tax cost of debt by approximately 200 basis points, we reduced our annual interest costs by approximately $15 million, we significantly extended the maturities of our debt portfolio and positioned ourselves so that our incremental borrowing rate on our revolving credit facility is less than 3% today," stated Christenson. In addition, the Company expanded the amount available under its revolving credit facility to $500 million from $365 million. "The refinancings and expanded credit facility give us increased flexibility to continue to grow the Company in the future."
    In connection with the refinancing, the Company completed tender offers for $940.6 million of its senior and senior subordinated notes outstanding. As a result, the Company recorded a loss on the early retirement of this debt of $93.3 million during the quarter.
    Long-term debt was $1.29 billion as of March 31, 2004, while cash held in marketable securities was $25 million as of March 31, 2004. This excess cash was generated as a result of the above-described refinancing. Capital expenditures totaled $33.1 million for the quarter ended March 31, 2004 and consisted of $12.7 million of maintenance capital expenditures, $13.5 million of expansion and project capital expenditures and $6.9 million for the accelerated replacement of slot machines to take advantage of ticket-in ticket-out technology. As of March 31, 2004, the Company's debt to cash flow ratio as defined in its bank credit facility was 3.8 to 1, which reflects an annualization of the management fees from Thunder Valley Casino.

    Second Quarter 2004 and Year 2004 Guidance

    The Company expects EBITDA of approximately $86 million to $90 million for the second quarter of 2004 (excluding development expense and other non-recurring items). This would result in earnings per share ("EPS") of $0.45 to $0.49 for the second quarter of 2004.
    For 2004, the Company expects EBITDA of approximately $350 million to $365 million (excluding development expense and non-recurring items) and Adjusted Earnings applicable to common stock of approximately $1.81 to $1.96 assuming 67 million fully diluted shares. Development costs are expected to be approximately $7 million to $8 million, which does not include non-reimbursable project costs in the form of milestone payments that may be required under certain development and management agreements. This guidance assumes revenue growth for the balance of the year of 6% to 8% in Las Vegas with an approximate 50% flow through and an effective tax rate of 36%.

    Dividend

    On March 29, 2004, the Company's Board of Directors declared a 40% increase in its quarterly cash dividend to $0.175 per share. The dividend is payable on June 4, 2004 to shareholders of record on May 14, 2004.

    Conference Call Information

    The Company will host a conference call today, Tuesday, April 20, 2004, at 9:00 AM (PT) to discuss its first quarter financial results and provide guidance for the remainder of 2004. Interested participants may access the call by dialing in to the conference operator at (888) 673-1862. A live audio webcast of the call, as well as supplemental tables and charts, will also be available at the Company's website, www.stationcasinos.com. (3) A replay of the call will be available from 11:00 AM (PT) on April 20, 2004, until 11:00 AM
(PT) on April 27, 2004 at (800) 633-8284. The reservation number is
21187911.

    Company Information and Forward Looking Statements

    Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada. Station also owns a 50% interest in both Barley's Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages the Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

    This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and its Registration Statement on Form S-4 File No. 333-113986. All forward-looking statements are based on the Company's current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the "Investors" section of the Company's website at www.stationcasinos.com . (3)
    Construction projects such as Red Rock Station, the expansions of Green Valley Ranch Station, Santa Fe Station and Fiesta Rancho entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met.

    (1) EBITDA consists of net income (loss) plus income tax provision (benefit), interest and other expense, loss on early retirement of debt, impairment loss, depreciation, amortization, development expense, and Harrah's patent litigation costs. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of income tax provision (benefit), interest and other expense, loss on early retirement of debt, depreciation, amortization, development expense, and Harrah's patent litigation costs, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company's measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies. A reconciliation of EBITDA to net income (loss) is included in the financial schedules accompanying this release.
    (2) Adjusted Earnings excludes development expense, Harrah's patent litigation costs, and loss on early retirement of debt. Adjusted Earnings is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies, as this measure is considered by the Company to be a better measure on which to base expectations of future results than GAAP net income. A reconciliation of Adjusted Earnings and EPS to GAAP net income (loss) and EPS is included in the financial schedules accompanying this release.
    (3) The hyperlink to the Company's URL is included herein solely for the convenience of investors in accessing the audio webcast of the fourth quarter conference call. All other references herein to the Company's URL are inactive textual references. None of the information contained on the Company's website shall be deemed incorporated by reference or otherwise included herein.



                        Station Casinos, Inc.
                Condensed Consolidated Balance Sheets
                       (amounts in thousands)
                             (unaudited)


                                              March 31,  December 31,
                                                 2004        2003
                                             ----------- -----------

Assets:
  Cash and cash equivalents                     $72,154     $62,272
  Receivables, net                               18,780      28,224
  Other current assets                           32,454      43,968
                                             ----------- -----------
    Total current assets                        123,388     134,464
  Property and equipment, net                 1,172,074   1,158,299
  Other long-term assets                        479,357     453,209
                                             ----------- -----------
    Total assets                             $1,774,819  $1,745,972
                                             =========== ===========



Liabilities and stockholders' equity:
  Current portion of long-term debt                 $22         $22
  Other current liabilities                      87,166     142,294
                                             ----------- -----------
    Total current liabilities                    87,188     142,316
  Revolving credit facility                           -     177,000
  Senior and senior subordinated notes        1,282,448     973,786
  Other debt                                      6,060       6,060
  Interest rate swaps, mark-to-market             4,902      12,089
  Other long-term liabilities                    49,916      94,782
                                             ----------- -----------
    Total liabilities                         1,430,514   1,406,033
  Stockholders' equity                          344,305     339,939
                                             ----------- -----------
    Total liabilities and stockholders'
     equity                                  $1,774,819  $1,745,972
                                             =========== ===========


                         Station Casinos Inc.
            Condensed Consolidated Statements of Operations
             (amounts in thousands, except per share data)
                              (unaudited)


                                                   Three Months Ended
                                                        March 31,
                                                  --------------------
                                                     2004      2003
                                                  ---------- ---------
Operating revenues:
  Casino                                           $175,494  $160,961
  Food and beverage                                  34,369    32,690
  Room                                               14,913    12,469
  Other                                              10,059    10,008
  Management fees                                    20,970     1,516
                                                  ---------- ---------
    Gross revenues                                  255,805   217,644
  Promotional allowances                            (16,840)  (18,083)
                                                  ---------- ---------
    Net revenues                                    238,965   199,561
                                                  ---------- ---------

Operating costs and expenses:
  Casino                                             66,540    64,891
  Food and beverage                                  23,780    19,711
  Room                                                4,991     4,765
  Other                                               3,889     4,091
  Selling, general and administrative                41,189    38,264
  Corporate expense                                  11,473     7,881
  Development expense                                 4,002         -
  Depreciation and amortization                      19,450    18,014
  Impairment loss                                         -     1,394
                                                  ---------- ---------
                                                    175,314   159,011
                                                  ---------- ---------

Operating income                                     63,651    40,550
  Earnings from joint ventures                        7,031     4,904
                                                  ---------- ---------
Operating income and earnings from joint ventures    70,682    45,454
                                                  ---------- ---------

Other income (expense):
  Interest expense, net                             (22,449)  (24,270)
  Interest and other expense from joint ventures     (1,386)   (1,448)
  Loss on early retirement of debt                  (93,265)        -
  Other                                                 (79)      202
                                                  ---------- ---------
                                                   (117,179)  (25,516)
                                                  ---------- ---------

Income (loss) before income taxes                   (46,497)   19,938
  Income tax benefit (provision)                     16,739    (7,377)
                                                  ---------- ---------
Net income (loss)                                  $(29,758)  $12,561
                                                  ========== =========

Basic and diluted earnings (loss) per common
 share:
  Net income (loss)
    Basic                                            $(0.48)    $0.22
    Diluted                                          $(0.48)    $0.21

Weighted average common shares outstanding
    Basic                                            62,268    57,417
    Diluted                                          62,268    61,051

Dividends paid per common share                      $0.125        $-


                         Station Casinos, Inc.
                        Summary Information and
             Reconciliation of Net Income (Loss) to EBITDA
      (amounts in thousands, except occupancy percentage and ADR)
                              (unaudited)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2004      2003
                                                   --------- ---------
    Major Las Vegas Operations (a):
    -------------------------------
    Net revenues                                   $210,597  $192,487

    Net income                                      $28,229   $21,342
      Income tax provision                           16,226    12,534
      Interest and other expense, net                14,397    15,706
      Depreciation and amortization                  18,459    17,200
                                                   --------- ---------
    EBITDA                                          $77,311   $66,782
                                                   ========= =========

    Green Valley Ranch Station (50% owned):
    ---------------------------------------
    Net revenues                                    $39,891   $33,421

    Net income                                       $9,444    $5,937
      Interest and other expense, net                 4,139     4,288
      Depreciation and amortization                   4,131     3,974
                                                   --------- ---------
    EBITDA                                          $17,714   $14,199
                                                   ========= =========

    Same-Store Operations (b):
    --------------------------
    Net revenues                                   $250,488  $225,908

    Net income                                      $37,673   $27,279
      Income tax provision                           16,226    12,534
      Interest and other expense, net                18,536    19,994
      Depreciation and amortization                  22,590    21,174
                                                   --------- ---------
    EBITDA                                          $95,025   $80,981
                                                   ========= =========

    Total Station Casinos, Inc. (c):
    --------------------------------
    Net income (loss)                              $(29,758)  $12,561
      Income tax (benefit) provision                (16,739)    7,377
      Interest and other expense, net                23,914    25,516
      Loss on early retirement of debt               93,265         -
      Impairment loss                                     -     1,394
      Depreciation and amortization                  19,450    18,014
      Development expense                             4,002         -
      Harrah's patent litigation costs                    -     1,317
                                                   --------- ---------
    EBITDA                                          $94,134   $66,179
                                                   ========= =========

    Occupancy percentage                                 96%       95%
    ADR                                                 $59       $49

(a) The Major Las Vegas Operations include the wholly owned properties of Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.

(b) Same-Store Operations include the Major Las Vegas Operations plus the total operations of Green Valley Ranch Station.

(c) Total Station Casinos, Inc. includes the Major Las Vegas
    Operations, Wild Wild West, Wildfire (since January 27, 2003), the Company's earnings from joint ventures, management fees and Corporate expense.


                         Station Casinos, Inc.
           Reconciliation of GAAP Net Income (Loss) and EPS
                     to Adjusted Earnings and EPS
             (amounts in thousands, except per share data)
                              (unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                ----------------------
                                                    2004       2003
                                                ----------- ----------

Adjusted Earnings
Net income (loss)                                 $(29,758)   $12,561
  Development expense, net                           2,601          -
  Harrah's patent litigation costs, net                  -        856
  Impairment loss, net                                   -        906
  Loss on early retirement of debt, net             60,622          -
                                                ----------- ----------
Adjusted Earnings                                  $33,465    $14,323
                                                =========== ==========

Adjusted basic earnings per common share:
Net income (loss)                                   $(0.48)     $0.22
  Development expense, net                            0.04          -
  Harrah's patent litigation costs, net                  -       0.01
  Impairment loss, net                                   -       0.02
  Loss on early retirement of debt, net               0.98          -
                                                ----------- ----------
Adjusted basic earnings per common share             $0.54      $0.25
                                                =========== ==========

Weighted average common shares outstanding -
 basic                                              62,268     57,417


Adjusted diluted earnings per common share:
Net income (loss)                                   $(0.48)     $0.21
  Effect of dilution for positive adjusted
   earnings                                           0.03          -
  Development expense, net                            0.04          -
  Harrah's patent litigation costs, net                  -       0.01
  Impairment loss, net                                   -       0.01
  Loss on early retirement of debt, net               0.92          -
                                                ----------- ----------
Adjusted diluted earnings per common share           $0.51      $0.23
                                                =========== ==========

Weighted average common shares outstanding -
 diluted                                            65,531     61,051


    CONTACT: Station Casinos, Inc., Las Vegas
             Glenn C. Christenson, 800-544-2411 or 702-367-2484
             Thomas M. Friel, 800-544-2411 or 702-221-6793
             Lesley A. Pittman, 800-544-2411 or 702-367-2437